                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE

                                            CONTACT:  Donna Burke
                                            Digi International Inc.
                                            612-912-3124
                                            donna_burke@dgii.com

                                            Bob Brin
                                            Padilla Speer Beardsley
                                            612-872-3743
                                            bbrin@psbpr.com

                  DIGI INTERNATIONAL DETAILS PREVIOUSLY ANNOUNCED
                          WRITE-OFF, RESTRUCTURING CHARGE
                            ASSOCIATED WITH ACQUISITIONS

MINNEAPOLIS, SEPTEMBER 10, 1998 -- Digi International Inc. (Nasdaq: DGII) announced today that it has sufficient information to reasonably estimate the previously announced fiscal fourth quarter write-off and restructuring charge associated with the acquisitions of ITK International, Inc. and Central Data Corporation. For the fiscal fourth quarter ending September 30, the company estimates that it will write off acquired in-process research and development of approximately $40 million, or $2.63 per fully diluted share, based upon an estimated 15.2 million shares outstanding, or the majority of the purchase price of the two companies, which was previously announced. The remaining goodwill amortization per quarter will be in the range of $.04 to $.06 per fully diluted share. Digi estimates that the restructuring charge related to the closure of duplicate facilities in Europe, created through the ITK purchase, will not exceed $750,000, or $.03 per fully diluted share, net after tax. The company had previously indicated that the charge could be in the range of $1 to $2 million.

     Digi also announced that it expects fiscal fourth quarter earnings (excluding the aforementioned write-off of acquired in-process research and development and the restructuring charge) will be in the range of $.14 to $.20 per fully diluted share. These results are lower than analysts' estimates, but a significant improvement from income before a special write off of $.10 per fully diluted share for the comparable quarter of 1997. The company anticipates sales between $47 and $50 million for the fiscal fourth quarter, versus $42.1 million of sales in the fiscal fourth quarter of 1997. The company's estimated earnings per share and revenue shortfall against the analysts' estimates is attributed to weakness in international markets, delays in expected OEM sales, and the effects of integrating its two recent acquisitions.

     "Though these acquisitions have had an impact on near-term results, we are very confident that they will contribute to Digi's success going forward," said Jerry A. Dusa, president and chief executive officer of Digi International. "We are maintaining profitability as we continue to make strides in the server-based communications arena, a market that is rapidly gaining momentum. Our core business remains strong and is made stronger by the Central Data acquisition. Furthermore, the ITK acquisition provides a Voice over IP product that positions us as one of the few companies currently shipping products for the Internet telephony market. Once these acquisitions are integrated, we believe Digi will be positioned to achieve substantial year-over-year revenue and earnings improvement from 1998 to 1999," noted Dusa.

PROGRESS ON SERVER-BASED COMMUNICATIONS STRATEGY

     The company also announced significant progress in bringing new products to market that bolster its position as one of the leading providers of server-based communications products. A server-based approach to remote access solutions uses standard microprocessor-based server hardware; an open operating system such as Novel NetWare or Microsoft Windows NT; and communications boards from Digi as a more open, cost-effective alternative to traditional "black box" solutions.

     "This approach is appealing to companies who want standards-based, cost-effective solutions and value-added resellers who are experts in customizing open hardware and software platforms for their customers," said Dusa.

The company said that it is currently:

- taking orders for its NetBlazer 8500 gateway targeted at corporations seeking to use existing IP networks, such as the Internet, for carrying voice traffic;


- shipping the industry's most complete laptop connection product, the DataFire GO! PRO client PC card, which allows laptop users to communicate via any one of five different methods anywhere in the world; and


- releasing a new line of interchangeable, broad-level RAS concentrators, the DataFire RAS and AccelePort RAS products, which allows custom configuration of servers to meet many remote access needs.


     "Digi is committed to the concept that open systems architectures allow users to choose best-of-breed technologies," said Dusa. "This means the user is a winner both in cost and flexibility. These new products expand Digi's offerings and are being rolled out in various customer environments, including corporate settings, Internet service providers and next generation telephone companies."

ABOUT DIGI INTERNATIONAL

Digi International, based in Minneapolis, Minn., is a leading ISO 9001-compliant provider of data communications hardware and software that delivers seamless connectivity solutions for open systems, server-based remote access, Internet telephony and LAN markets. The company markets it products through an international network of distributors and resellers, system integrators and original equipment manufacturers (OEMs). For more information, visit Digi's Web site at www.dgii.com or call 1-800-344-4273 (U.S.) or 612-923-3444
(International).


                                        ###


All brand names and product names are trademarks or registered trademarks of their respective companies.


FORWARD-LOOKING STATEMENTS: Certain statements made above, which are summarized below, are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include, but are not limited to the following: The anticipated introduction of products or development may be delayed or canceled based upon development problems and the introduction of competing products. The expectation that the company will produce substantial year over year revenue and earnings improvement may be negatively impacted by a shortfall in revenues due to the delay or cancellation of products in development, the introduction of competing products or technologies and unanticipated expenses. The expectation that the company's results for the fiscal fourth quarter, ending September 30, 1998, will be in the range of $.14 to $.20 per fully diluted share (excluding the restructuring charge and the in-process R&D write-off) may be impacted by the timing of new product introductions, presently unanticipated revenue opportunities, unanticipated cost savings or expenditures, and changes in product mix that may result in margins that are higher or lower than anticipated.